press release

For Immediate Release	Contact:	Jon Oberle – ADC Investor Relations +1 952.917.2507 jon.oberle@adc.com

Mike Smith – ADC Media Relations +1 952.917.0306 mike.smith.dir@adc.com

ADC Updates Financial Outlook and Plans New Cost Reduction Initiatives

Maintains Strong Liquidity Position

MINNEAPOLIS — February 2, 2008— ADC (NASDAQ: ADCT, www.adc.com) today announced an update to its first quarter fiscal 2009 guidance as well as additional plans to better align its cost structure with the current economic outlook and market demand. The company is implementing a number of new cost reduction initiatives across its operations to drive efficiencies and improve profitability and cash flows.

“In response to the ongoing difficult macroeconomic conditions and slower market demand, we are taking further cost reduction actions both to solidify our competitive position as a leading provider of high-quality equipment to fiber-based and wireless communications networks worldwide and improve our overall financial performance,” said Robert E. Switz, chairman, president and CEO of ADC. “For the past three years we have been highly focused on driving costs out of our operations. This effort is intensifying as we work to achieve additional operating efficiencies in every area of the company. We also remain committed to maintaining a strong financial position with ample liquidity, allowing us to have operational and strategic flexibility in meeting the current and long-term needs of our global customer base. Despite the challenges we face in 2009, the unrelenting global demand for bandwidth will continue to offer strategic opportunities for ADC in the fastest-growing segments of our customers’ networks.”

Updated Guidance
ADC announced the following updated first quarter fiscal 2009 guidance:

•	Net sales of $240-255 million

•	Gross margins of around 29%

•	GAAP diluted loss per share of $(0.17) – $(0.23), which includes non-cash amortization expense of $(0.09) per share

ADC’s previous guidance provided on Dec. 9, 2008 estimated net sales of $255-290 million and GAAP diluted loss per share of $(0.05) — $(0.17), including non-cash amortization expense of $(0.09) per share. The updated estimate does not include the potential impairment charge discussed later in this announcement.

The reduced revenue levels in the updated financial outlook primarily reflect the challenging macroeconomic environment and declining customer spending within the telecommunications industry. These factors have significantly impacted results in all business segments and across a majority of our geographies.

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The updated estimates are subject to the completion of ADC’s actual financial results for the first quarter that ended Jan. 30, 2009. ADC plans to announce its financial results for the first quarter for fiscal year 2009 on March 3, 2009.

Cost Reduction Plans
Based on the company’s current outlook for the macroeconomy and market demand, ADC is improving the focus of its business operations by further reducing discretionary spending and capital expenditures and introducing new general and administrative process improvements. In addition, the company is implementing a general hiring freeze and planning additional workforce reductions. ADC expects to take a restructuring charge for some of these initiatives in the second quarter. Specific restructuring charges and employee reductions have not yet been finalized and will be reported separately at a later date.

Bank Line of Credit
As of January 30, 2009, ADC has terminated its $200 million bank line of credit. This facility had no outstanding balances and, as a result of the current economic environment, had become increasingly costly to maintain.

“We did not borrow funds under this bank line of credit and, based on the fact that it was increasingly unlikely that we would be able to utilize the credit facility under current terms of the agreement, we determined that the expense of maintaining it could be eliminated,” said James G. Mathews, ADC’s chief financial officer. “ADC maintains a strong balance sheet and cash position that continues to leave us well positioned to navigate through this challenging environment. After using approximately $90 million to buy back our common stock during the first quarter of fiscal 2009, we presently expect to end the quarter with over $500 million in cash.”

Goodwill Impairment Analysis
ADC also reported that it is currently conducting an interim goodwill impairment analysis to determine if it is necessary to record an impairment charge to reduce the book value of its goodwill and other long-lived assets related to one or more of its operating segments. The company has undertaken this analysis based on a combination of factors, including the current economic environment and adverse market conditions that have resulted in a sustained decline in ADC’s stock price as of Jan. 30, 2009. ADC presently expects that the results of this analysis will result in a significant non-cash impairment charge in its first quarter financial results that are scheduled to be reported on March 3, 2009.

March 3, 2009 Conference Call and Webcast for First Fiscal Quarter 2009 Financial Results
ADC will discuss its first quarter results during a conference call currently scheduled for March 3, 2009 at 5:00 p.m. Eastern time. The conference call can be accessed by domestic callers at (800) 399-7506 and by international callers at (706) 634-2489 or on the Internet at www.adc.com/investor, by clicking on Webcasts.

About ADC
ADC provides the connections for wireline, wireless, cable, broadcast, and enterprise networks around the world. ADC’s innovative network infrastructure equipment and professional services enable high-speed Internet, data, video, and voice services to residential, business and mobile subscribers. ADC (NASDAQ: ADCT) has sales into more than 130 countries. Learn more about ADC at www.adc.com.

Cautionary Statement Regarding Forward Looking Information
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations and assumptions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. In particular, statements on our expectations about economic and industry conditions, our cost savings initiatives and our net sales,

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earnings and other financial results could be affected by a variety of factors, such as: demand for equipment by telecommunication service providers and large enterprises; variations in demand for particular products in our portfolio and other factors that can impact our overall margins; our ability to operate our business to achieve, maintain and grow operating profitability; changing regulatory conditions and macroeconomic conditions both in our industry and in local and global markets that can influence the demand for our products and services; fluctuations in the market value of our common stock, that can be caused by many factors outside of our control; consolidation among our customers, competitors or vendors that can disrupt or displace customer relationships; our ability to keep pace with rapid technological change in our industry; our ability to make the proper strategic choices regarding acquisitions or divestitures; our ability to integrate the operations of any acquired business; increased competition within our industry and increased pricing pressure from our customers; our dependence on relatively few customers for a majority of our sales as well as potential sales growth in market segments we believe have the greatest potential; fluctuations in our operating results from quarter-to-quarter, that can be caused by many factors beyond our control; financial problems, work interruptions in operations or other difficulties faced by customers or vendors that can impact our sales, sales collections and ability to procure necessary materials, components and services to operate our business; our ability to protect our intellectual property rights and defend against potential infringement claims; possible limitations on our ability to raise any additional required capital; declines in the fair value and liquidity of auction-rate securities we hold; our ability to attract and retain qualified employees; potential liabilities that can arise if any of our products have design or manufacturing defects; our ability to obtain and the prices of raw materials, components and services; our dependence on contract manufacturers to make certain products; changes in interest rates, foreign currency exchange rates and equity securities prices, all of which will impact our operating results; political, economic and legal uncertainties related to doing business in China; our ability to defend or settle satisfactorily any litigation; and other risks and uncertainties including those identified in the section captioned Risk Factors in Item 1A of ADC’s Annual Report on Form 10-K for the year ended October 31, 2008 and as may be updated in Item 1A of ADC’s subsequent Quarterly Reports on Form 10-Q or other filings we make with the SEC. ADC disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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